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                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                      Washington D.C. 20549

                          SCHEDULE 13G

            Under the Securities Exchange Act of 1934



                       ROADWAY CORPORATION
-----------------------------------------------------------------
                        (Name of Issuer)


                          COMMON STOCK
-----------------------------------------------------------------
                 (Title of Class of Securities)


                            769742107
-----------------------------------------------------------------
                         (CUSIP Number)


                         OCTOBER 2, 2003
-----------------------------------------------------------------
     (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 769742107
-----------------------------------------------------------------
1. Names of Reporting Persons.
   I.R.S Identification No. of above person.

   PAULSON & CO. INC.
   13-3796759
-----------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group
   (a)   [ ]
   (b)	 [X]
-----------------------------------------------------------------
3. SEC Use Only

-----------------------------------------------------------------
4. Citizenship or Place of Organization

   STATE OF DELAWARE
-----------------------------------------------------------------
		5. Sole Voting Power       1,090,000 (SEE NOTE 1)
 Number of	-------------------------------------------------
   Shares
Beneficially	6. Shared Voting Power       NONE
  Owned by	-------------------------------------------------
    Each
 Reporting	7. Sole Dispositive Power  1,090,000 (SEE NOTE 1)
   Person	-------------------------------------------------
    With:
		8. Shared Dispositive Power  NONE
-----------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person

   1,090,000 (SEE NOTE 1)
-----------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares   [ ]
-----------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

    5.48%
-----------------------------------------------------------------
12. Type of Reporting Person

    IA
-----------------------------------------------------------------

CUSIP No. 769742107
-----------------------------------------------------------------
Item 1.

	(a) Name of Issuer:

	    ROADWAY CORPORATION

	(b) Address of Issuer's Principal Executive Offices:

	    1077 GORGE BOULEVARD
	    AKRON, OH 44309-0471

Item 2.

	(a) Name of Person Filing:

	    PAULSON & CO. INC.

	(b) Address of Principal Business Office or, if none,
	    Residence:

	    650 FIFTH AVENUE
	    NEW YORK, NY 10019

	(c) Citizenship:

	    A DELAWARE CORPORATION

	(d) Title of Class of Securities:

	    COMMON STOCK

	(e) CUSIP Number:

	    769742107

Item 3.	If this statement is filed pursuant to Rules 240.13d-1(b)
        or 240.13d-2(b) or (c), check whether the person filing is a:

	(a) [ ] Broker or dealer registered under section 15 of the Act;
	(b)  [ ] Bank as defined in section 3(a)(6) of the Act;
	(c) [ ] Insurance company as defined in section 3(a)(19) of the Act;
	(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940;
	(e)  [ ] An investment adviser in accordance with Rule
        	 240.13d-1(b)(1)(ii)(E);

	(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 240.13d-1(b)(1)(ii)(F);
	(g) [ ] A parent holding company or control person in accordance with Rule 240.13d-1(b)(1)(ii)(G);
	(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;
	(i) [ ] A church plan that is excluded from the definition of an investment company under
		 section 3(c)(14) of the Investment Company Act of 1940;
	(j)  [ ] Group, in accordance with Rule 240.13d-1(b)(1)
		 (ii)(J).

	THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c). THE PERSON FILING IT HAS NOT ACQUIRED THE SECURITIES WITH ANY PURPOSE, OR WITH THE EFFECT OF, CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER, OR IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT, INCLUDING ANY TRANSACTION SUBJECT TO RULE 13d-3(b); IS NOT A PERSON REPORTING PURSUANT TO PARAGRAPH RULE 13d-1(b)(1); AND IS NOT DIRECTLY OR INDIRECTLY THE BENEFICIAL OWNER OF 20% OR MORE OF THE CLASS OF SECURITIES INDICATED ABOVE.

Item 4.  Ownership

	Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	(a) Amount beneficially owned:

	    1,090,000 (SEE NOTE 1)

	(b) Percent of class:

	    5.48%

	(c) Number of shares as to which the person has:

	     (i) Sole power to vote or to direct the vote:

		 1,090,000 (SEE NOTE 1)

	     (ii) Shared power to vote or to direct the vote:

		  NONE

	     (iii) Sole power to dispose or direct the
		   disposition of:

	           1,090,000 (SEE NOTE 1)

	     (iv) Shared power to dispose or direct the
		  disposition of:

		  NONE

	NOTE 1: PAULSON & CO. INC. ("PAULSON"), AN INVESTMENT ADVISOR THAT IS, AS OF THE DATE OF THIS FILING, NOT REGISTERED UNDER THE INVESTMENT ADVISORS ACT OF 1940, FURNISHES INVESTMENT ADVICE TO AND MANAGES ONSHORE AND OFFSHORE INVESTMENT FUNDS AND SEPARATE MANAGED ACCOUNTS (SUCH INVESTMENT FUNDS AND ACCOUNTS, THE "FUNDS"). IN ITS ROLE AS INVESTMENT ADVISOR, OR MANAGER, PAULSON POSSESSES VOTING AND/OR INVESTMENT POWER OVER THE SECURITIES OF THE ISSUER DESCRIBED IN THIS SCHEDULE THAT ARE OWNED BY THE FUNDS. ALL SECURITIES REPORTED IN THIS SCHEDULE ARE OWNED BY THE FUNDS. PAULSON DISCLAIMS BENEFICIAL OWNERSHIP OF
	SUCH SECURITIES.

Item 5.  Ownership of Five Percent or Less of a Class

	If this statement is being filed to report the fact
	that as of the date hereof the reporting person has
	ceased to be the beneficial owner of more than five
	percent of the class of securities, check the
	following:   [ ]

Item 6.  Ownership of More than Five Percent on Behalf of
         Another Person

         ALL SECURITIES REPORTED IN THIS SCHEDULE ARE OWNED
	 BY PAULSON'S ADVISORY CLIENTS, NONE OF WHICH TO
	 PAULSON'S KNOWLEDGE OWNS MORE THAN 5% OF THE
	 CLASS.  PAULSON ITSELF DISCLAIMS BENEFICIAL
	 OWNERSHIP OF ALL SUCH SECURITIES.

Item 7.  Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported on By the
         Parent Holding Company or Control Person

         NOT APPLICABLE

Item 8.  Identification and Classification of Members of the
         Group

         NOT APPLICABLE

Item 9.  Notice of Dissolution of Group

         NOT APPLICABLE

Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date:       October 10, 2003

Signature:  Stuart L. Merzer

Name/Title: Stuart L. Merzer
	    Chief Compliance Officer,
	    Paulson & Co. Inc.